Exhibit 23.4

Consent of Independent Auditors

The Owners of LOCAP LLC:

We consent to the incorporation by reference in the registration statements (333-200621, 333-203067, 333-211397, 333-219795 and 333-220267) on Form S-3 and registration statement (333-184707) on Form S-8 of MPLX LP of our report dated February 17, 2016, with respect to the balance sheet of LOCAP LLC as of December 31, 2015, and the related statements of income and members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in this Form 8-K of MPLX LP filed September 1, 2017.

/s/ KPMG LLP
New Orleans, Louisiana September 1, 2017